Exhibit 99.2

Additional Information with respect to Slide 24:

1. In connection with the reference to EBITDA when describing the Houston sale, the Company provided the following information:

         "The Houston AstroWorld park generated approximately $5 million of Park EBITDA in 2005, which was its final year of operation. For 2005, non-cash operating expenses for AstroWorld park totaled $3 million. The Company does not have an estimate of the corporate overhead costs that would have been allocable to AstroWorld park in 2005."

2. In connection with the reference to EBITDA when describing the sale of seven parks, the Company provided the following information:

         "Park EBITDA, a non-GAAP measure, is the primary performance measure used by the Company's management to analyze operating results and to allocate resources, and is defined as income from operations less non-cash operating expenses (principally depreciation, amortization and impairment, gain or loss on fixed assets) and certain corporate overhead costs. For 2006, non-cash operating expenses for the seven parks are estimated to total $16.0 million. The Company does not have an available estimate of the corporate overhead costs that would be allocable to the seven parks for 2006. The Company believes that Park EBITDA also provides useful information to investors regarding operating performance. The Company believes that Park EBITDA is used by many investors, equity analysts and rating agencies as a measure of performance. Park EBITDA is not a GAAP measure and should not be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of operating performance. Park EBITDA as defined in this release may differ from similarly titled measures presented by other companies."

Additional Information with respect to Slide 25:

The Company provided the following reconciliation:

The following table sets forth a reconciliation of net income (loss) to EBITDA (Modified) and Adjusted EBITDA for the periods shown (in thousands):

                                                    Twelve Months Ended
                                                        December 31,
                                                ----------------------------
                                                    2006             2005
                                                ----------------------------
Net loss                                        $ (305,618)       $ (110,938)
Cumulative effect of a change in
  accounting principle                               1,038                 -
Discontinued operations                             97,605             2,073
Income tax expense                                   4,318             3,705
Other expense                                       11,560            10,877
Early repurchase of debt                                 -            19,303
Equity in operations of partnerships                   948                 -
Minority interest in earnings                       40,223            39,794
Interest expense (net)                             199,991           183,547
Loss on fixed assets                                27,057            13,906
Amortization                                           879               880
Depreciation                                       131,416           126,778
Stock-based compensation                            15,728             2,794
                                                ----------------------------
EBITDA (Modified)                                  225,145           292,719
Management change costs                             13,885            12,605
                                                ----------------------------
EBITDA (Modified) before Management
  Change Costs                                     239,030           305,324
Third party interest in EBITDA
  of certain parks (3)                             (44,352)          (44,674)
                                                ----------------------------
Adjusted EBITDA before
 Management Change Costs                        $  194,678        $  260,650
                                                ==========        ==========

                                      NOTES

(1) Revenues and expenses of international operations are converted into U.S. dollars on a current basis as provided by U.S. generally accepted accounting principles ("GAAP").

(2) EBITDA (Modified), a non-GAAP measure, is defined as net income (loss) before discontinued operations, income tax expense (benefit), other expense, early repurchase of debt (formerly an extraordinary loss), minority interest in earnings (losses), interest expense (net), amortization, depreciation, stock-based compensation, and gain (loss) on disposal of assets. Adjusted EBITDA, also a non-GAAP measure, is defined as EBITDA (Modified) minus interests of third parties in EBITDA of the four parks plus our interest in one hotel, that are less than wholly owned. The Company believes that EBITDA (Modified) and Adjusted EBITDA (collectively, "EBITDA- Based Measures") provide useful information to investors regarding the Company's operating performance and its capacity to incur and service debt and fund capital expenditures. The Company believes that the EBITDA-Based Measures are used by many investors, equity analysts and rating agencies as a measure of performance. In addition, Adjusted EBITDA is approximately equal to "Consolidated Cash Flow" as defined in the indentures relating to the Company's senior notes. Neither of the EBITDA-Based Measures is defined by GAAP and neither should be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance. EBITDA (Modified) and Adjusted EBITDA as defined in this release may differ from similarly titled measures presented by other companies.

(3) Represents interest of third parties in EBITDA of Six Flags Over Georgia, Six Flags Over Texas, Six Flags White Water Atlanta, and Six Flags Discovery Kingdom (formerly, Marine World), plus the Company's interest in EBITDA of Six Flags Great Escape Lodge & Indoor Waterpark.